EXHIBIT 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FIRST-QUARTER PROFIT

MONROE, MI.   August 18, 2009—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal first quarter ended July 25, 2009.

Fiscal 2010 first-quarter highlights:

•	Net income was $0.04 per share versus a loss of $0.17 per share in last year’s first quarter, despite a sales decline of 18.3%, reflecting the difficult macroeconomic environment;
•	The company generated $13.8 million in cash from operating activities and reduced debt by $11.7 million;
•	Net debt at quarter end was $10.8 million;
•	The retail segment’s performance continued to improve, with the operating loss reduced by 43%, or $4.3 million, on a 15% sales decline compared with the prior-year period.

Net sales for the first quarter were $262.7 million, down 18.3% compared with the prior year’s first quarter.  The company reported net income attributable to La-Z-Boy Incorporated of $2.0 million, or $0.04 per share, compared with a loss of $8.5 million, or a loss of $0.17 per share in the fiscal 2009 first quarter.  The 2010 first-quarter results include a $0.01 per share restructuring charge, primarily related to the consolidation of the company’s casegoods facilities and the previously announced store closures within the company’s retail segment.  La-Z-Boy Incorporated’s fiscal 2009 first-quarter results included a $0.09 restructuring charge, primarily related to the closure of the company’s Tremonton, Utah and United Kingdom operations, and a $0.03 per share intangible write-down related to the goodwill associated with the company’s U.K. operation.

Kurt L. Darrow, President and Chief Executive Officer of La-Z-Boy, said, “In what is historically a weaker-demand quarter given seasonality issues, our results for the period demonstrate the effectiveness of the many structural changes we have made to our business combined with the major strategic initiatives implemented over the past several years.  These moves are continuing to bear fruit and enabled us to earn a profit on a $59 million quarter-over-quarter sales decline.   While the macroeconomic environment remains challenging, our team is focused on driving sales, improving service levels to our customers and ensuring our operating footprint remains lean and efficient.  Additionally, our retail segment continues to gain traction and make significant progress.  For the third consecutive quarter, we decreased our operating losses despite year-over-year sales declines.”

Darrow continued, “In this environment, we are cognizant of the importance of a strong balance sheet and increasing our liquidity.  During the quarter, we generated $13.8 million in cash from operating activities and decreased our debt by $11.7 million.  At quarter end, our net debt was $10.8 million and we increased the availability on our revolving line of credit to $70.5 million. While the operating environment remains a challenge, we are confident La-Z-Boy Incorporated’s strong balance sheet and business model are positioning us for the long term with a competitive footprint in the marketplace.”

Wholesale Segments

For the fiscal 2010 first quarter, sales in the company’s upholstery segment decreased 17% to $196.7 million compared with $237.1 million in the prior year’s first quarter.  On the $40.4 million decline in sales, the segment’s operating margin increased to 8.3% from 4.2% in the prior year’s quarter.  In the casegoods segment, sales for the fiscal first quarter were $35.9 million, down 25.5% from $48.1 million in the fiscal 2009 first quarter.  The segment virtually broke even on an operating basis versus a 2.9% operating margin in last year’s first quarter.

Darrow commented, “Our operating margin performance in our upholstery segment was solid for the first quarter, demonstrating the magnitude of changes made to our business model both in terms of its cost structure and operating platform.  The combination of cost reductions across all our upholstery companies and the efficiency of the cellular production process at our La-Z-Boy branded facilities is clearly evident in our improved 8.3% operating margin, which almost doubled quarter over quarter.  We were able to achieve these results during what is historically our slowest quarter due to seasonality factors, including a one-week plant shutdown for maintenance and vacation.  Going forward, we expect to further improve the efficiency of our upholstery segment as our Mexican-based cut-and-sew facility continues to expand its production capacity. Today, we have more than 600 people working in Mexico and, as reported previously, we expect to see cost savings early in calendar 2010, with the full benefit, estimated to be $20 million, realized in fiscal 2011.”

Darrow continued, “In our casegoods business, we ceased production at our North Wilkesboro, NC plant during the quarter and began the transfer of production to our Hudson, NC facility.  This consolidation will be completed during the second quarter and we believe it will have minimal impact on service levels to our customers.  Our North Wilkesboro facility will be converted to a finished-goods warehouse as we vacate a leased warehouse operation in Statesville, NC.   The above changes will result in annual cost savings of approximately $5 to $6 million, based on current volume, when completed in the spring of 2010.  The segment’s operating margin was negatively impacted during the quarter by higher-than-usual sales discounts resulting from the ongoing reduction of inventories of discontinued collections.  During the period, we reduced our casegoods inventory by 8%, with the majority of it finished goods.  In general, we continue to see the higher ticket categories, including bedroom and dining room the most challenging at retail, with youth furniture and occasional items performing slightly better.”

System-wide, for the first quarter of fiscal 2010, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were down 2.3%.  Total written sales, which include new and closed stores, were down 8.4%.

Retail

For the quarter, retail sales were $36.0 million, down 15.2% compared with the prior-year period.  The retail group posted an operating loss of $5.7 million for the quarter, and its operating margin was (15.8%).  Darrow stated, “Despite a significant decline in sales quarter over quarter, our team decreased our operating loss by $4.3 million, a testament to the effectiveness of the numerous changes implemented across the business.  Importantly, in this environment, we have a strong marketing presence, which is helping to drive traffic into the stores.  Additionally, we have placed significant emphasis on the improvement and effectiveness of our sales team and are converting more customers into buyers while increasing the average ticket.  Going forward, our team will continue to execute against the various business model changes while focusing on increased sales and customer service.”

Balance Sheet

La-Z-Boy’s debt-to-capitalization ratio was 13.5% compared with 18.4% a year ago and 16.4% at the end of fiscal 2009.  Darrow stated, “Our management team has continued to maintain an intense focus on strengthening our balance sheet to allow us to navigate our way through what continues to be a challenging macroeconomic environment.  During the quarter, we generated cash, decreased our debt and increased our availability under our revolving line of credit by $5.5 million to $70.5 million.”

Business Outlook

Darrow stated, “Although our year-over-year sales decline was lower than in the past two quarters, we believe the operating environment will remain challenging for the remainder of the year.  Against that backdrop, we will continue to manage our business aggressively and make any necessary adjustments that volume trends may dictate while having a disciplined focus on running our operations as efficiently as possible.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, August 19, 2009, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: (a) changes in consumer confidence and demographics; (b) continued economic recession and fluctuations in our stock price; (c) changes in the real estate and credit markets and the potential impacts on our customers and suppliers; (d) the impact of terrorism or war; (e) continued energy and other commodity price changes; (f) the impact of logistics on imports; (g) the impact of interest rate and currency exchange rate changes; (h) supply, labor or distribution disruptions; (i) effects of restructuring actions; (j) changes in the domestic or international regulatory environment; (k) the impact of adopting new accounting principles; (l) the impact from natural events such as hurricanes, earthquakes and tornadoes; (m) the ability to procure fabric rolls and leather hides or cut and sewn fabric and leather sets domestically or abroad; (n) unanticipated labor/industrial actions; (o) those matters discussed in Item 1A of our fiscal 2009 Annual Report and factors relating to acquisitions and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at http://www.la-z-boy.com/about/InvestorRelations/sec_filings.aspx.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:

http://www.la-z-boy.com/about/investorRelations/IR_email_alerts.aspx.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The La-Z-Boy Casegoods Group companies are American Drew/Lea, Hammary and Kincaid.

The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 317 stand-alone La-Z-Boy Furniture Galleries® stores and 475 ComfortStudios®, in addition to in-store gallery programs at the company’s Kincaid, England and Lea operating units. According to industry trade publication In Furniture, the La-Z-Boy Furniture Galleries retail network is North America’s largest single-brand furniture retailer. Additional information is available at http://www.la-z-boy.com/.